Exhibit. 99

MINORU (BEN) MAKIHARA ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., September 27, 2004 . . . IBM today announced that Minoru Makihara, senior corporate advisor and former chairman of Mitsubishi Corporation, has been elected to the IBM board of directors.  Mr. Makihara previously served on the IBM board of directors from 1997 to early 2003.

Samuel J. Palmisano, IBM chairman and chief executive officer, said:  “We are all delighted to have Ben rejoin our board of directors.  He is a global executive who has broad experience and understanding of the global economy and major markets of the world, especially in Asia.  Ben’s breadth of experience and international perspective are valuable assets, and we are very pleased to have him on our board of directors again.”

Mr. Makihara, 74, a graduate of Harvard University, joined Mitsubishi Corporation in 1956 and has served in a variety of executive positions, including president of Mitsubishi International Corporation (U.S.A.) and president of Mitsubishi Corporation.  He retired as chairman and became senior corporate advisor in April 2004.

Mr. Makihara is also a member of the senior advisory group to the Minister of Finance of Japan, the international advisory council of Allianz AG, the international advisory board of the Coca-Cola Company, J.P. Morgan Chase & Co., Inc. international council, the Asia Pacific advisory committee of the New York Stock Exchange, and the chairman’s council of DaimlerChrysler AG.

The IBM board of directors now has a total of 13 members.